Exhibit 99.1

Consent of Goldman Sachs & Co LLC

December 14, 2018

Board of Directors

Twilio Inc.

375 Beale Street, Suite 300

San Francisco, CA 94105

Re:

Amendment No. 1 to the Registration Statement on Form S-4 of Twilio Inc. (File No. 333-228522), filed on December 14, 2018, relating to shares of Class A Common Stock, par value $0.001 per share (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 15, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Twilio Inc. (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of October 15, 2018, by and among the Company, Topaz Merger Subsidiary, Inc. and SendGrid, Inc.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Twilio’s Financial Advisor, Goldman Sachs & Co. LLC”, “Risk Factors — Risk Factors Relating to the Merger — The opinions obtained by the Twilio Board and SendGrid Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions”, “The Merger—Background of the Merger”, “The Merger—Twilio’s Reasons for the Merger; Recommendation of the Stock Issuance by Twilio’s Board”, “The Merger — Certain Unaudited Prospective Financial Information Prepared by Twilio Management” and “The Merger—Opinion of Twilio’s Financial Advisor, Goldman Sachs & Co. LLC” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)